Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Park 80 West, Plaza One

250 Pehle Avenue, Suite 601

Saddle Brook, NJ 07663

September 14, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Regenicin, Inc. under Item 4.01 of its Form 8-K dated September 14, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Regenicin, Inc. contained therein.

Very truly yours,

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey